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                                  EXHIBIT 99.18

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                                                                  Exhibit 99.18
FOR IMMEDIATE RELEASE
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PETRO STOPPING CENTERS HOLDINGS L.P. AND PETRO HOLDINGS FINANCIAL CORPORATION
ANNOUNCE EXTENSION OF PENDING OFFER

EL PASO, Texas, February 3, 2004 - Petro Stopping Centers Holdings L.P. and Petro Holdings Financial Corporation (the "Issuers") today announced the extension of their pending offer and consent solicitation with respect to all of their outstanding $113,370,000 aggregate principal amount at maturity senior discount notes due 2008 (the "Existing Notes") (CUSIP No. 71646DAE2 and ISIN No. US71646DAE22) to 9:00 a.m. New York City time, on Feb. 9, 2004.

As of 5:00 p.m. Feb. 3, 2004, the Issuers had received tenders from holders of approximately $110.1 million principal amount at maturity, or 97.1%, of the Existing Notes. Holders of $47.9 million principal amount at maturity of Existing Notes have elected the new note option and holders of $62.2 million principal amount at maturity of Existing Notes have elected the cash option.

The Issuers and Petro Warrant Holdings Corporation expect to satisfy or waive all of the remaining conditions to the offer and consummate all of the transactions related to the refinancing of their existing debt on Monday, Feb. 9, 2004. If the closing of the refinancing transactions occurs as expected on Feb. 9, 2004, the Issuers will accept for payment all Existing Notes tendered to the depositary as of 9:00 a.m., New York City time, on Monday, Feb. 9, 2004, the Expiration Date for the offer, and any Existing Notes not tendered by the Expiration Date will not be accepted.

Informational documents relating to the offer will only be distributed to eligible investors who complete and return, or have completed and returned, an Eligibility Letter that has already been sent to investors. If you would like to receive this Eligibility Letter, please contact Global Bondholders Services, the information agent for offer and consent solicitation, at 212-430-3774 or 866-470-4200 (U.S. toll-free).

The new notes to be issued to holders of Existing Notes electing the new note option will not be registered under the Securities Act of 1933, as amended, and will only be offered in the United States to qualified institutional buyers or institutional accredited investors in private transactions in reliance upon an exemption from registration under the Securities Act and outside the United States to persons other than U.S. persons in off-shore transactions in reliance upon Regulation S under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the New Notes in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Issuers' and Petro Warrant Holdings Corporation's best estimates, actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. The Issuers and Petro Warrant Holdings Corporation assume no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

                                      # # #

Contact:

Petro Stopping Centers, El Paso
Edward Escudero, 915-779-4711